Exhibit 99.1

[FNB LOGO]
FNB CORP.
P.O. Box 1328, Asheboro, NC 27204                          Phone  336-626-8300
101 Sunset Avenue, Asheboro, NC 27203                       Fax   336-626-8374

For Immediate Release                         For Information Contact:
December 29, 2005                              Michael C. Miller, 336-626-8300


               FNB Corp. Elects Brooks and Lloyd as New Directors

     Asheboro, NC - FNB Corp. (NASDAQ: FNBN) announced today that Larry E. Brooks and Lynn S. Lloyd were elected to the Board of Directors of FNB Corp., effective December 22, 2005. The new appointments coincide with the company's recently completed merger with United Financial Inc. and acquisition of its subsidiary, Alamance Bank, headquartered in Graham, North Carolina.
     Mr. Brooks is an accountant with Cobb, Ezekiel, Brown & Co. PA in Graham. Mr. Lloyd, a retired division manager of Burlington Industries Inc., is president and owner of Digital Imaging & Professional Services LLC in Graham.
     "We warmly welcome Larry and Lynn to FNB Corp.," remarked Michael C. Miller, chairman and president. "Both men have strong ties to local business and industry and share a lengthy record of community service in Alamance County. Their understanding of key local markets will assist our company's future growth and service plans."
     Miller continued, "Expansion along the I-40/I-85 corridor between Greensboro and Raleigh-Durham has been a strategy of FNB Corp. With our second Greensboro YES! Bank set to open in mid-January, Alamance and Orange counties are a natural extension of our nearly 100-year-old franchise. We look forward to receiving great guidance from Larry and Lynn."
     A native of Alamance County, Mr. Brooks is a US Army veteran and graduated from Guilford College with a bachelor's degree in Administration Science. He is chairman of the Graham Historical District,treasurer of the Graham Civic Center, vice chairman of the Alamance Municipal ABC Board and assistant fire chief of the Graham Fire Department. Mr. Brooks is a member of the Graham Optimist Club, Burlington Moose Lodge and North Carolina Association of Certified Public Accountants. He is also a past board member of the Alamance County Chamber of Commerce and former chairman and vice chairman of United Financial Inc. Mr. Brooks and his wife, Pat, have one daughter and two grandchildren and attend Bethany Presbyterian Church in Graham.
     Mr. Lloyd is also native to Alamance County and graduated from the University of North Carolina at Chapel Hill with a bachelor's degree in Business Administration. He is director of the Mauro Scholarship Fund at Southern Alamance High School, treasurer and board member of the Christian Counseling Center in Burlington, member of the United Way Speakers Bureau and chairman of both the Southern Alamance Tennis Foundation and the Graham Sports Hall of Fame. Additionally, Mr. Lloyd is member of the Graham Jaycees and former president of various local school boards. Mr. Lloyd and his wife, Maycie, have three grown children and attend Graham First United Methodist Church.
     FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Alamance Bank and Dover Mortgage Company. First National (MyYesBank.com) operates 21 community YES! Banks in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Greensboro, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. Alamance Bank (alamancebank.com) operates community offices in Burlington, Graham and Hillsborough and Dover Mortgage Company (dovermortgage.com) operates mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greenville, Lake Norman, Leland, Raleigh, Waxhaw and Wilmington. Through its subsidiaries, FNB Corp. offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures bank deposits up to applicable limits.

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 Enclosure: photos

   [PHOTO]                      [PHOTO]
 Larry Brooks                 Lynn Lloyd